As filed with the Securities and Exchange Commission on May 5, 2008.
Registration Number 333-142780

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

StarTek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1370538 (I.R.S. employer Identification No.)

44 Cook St., 4th Floor Denver, Colorado (Address of principal executive offices)	80206 (Zip code)
STARTEK, INC. STOCK OPTION PLAN
STARTEK, INC. DIRECTORS’ STOCK OPTION PLAN
(Full title of the plans)
D. Michael Clayton
Senior Vice President, Secretary and General Counsel
StarTek, Inc.
44 Cook Street, 4th Floor
Denver, Colorado 80206
(Name and address of agent for service)

(303) 262-4500
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     StarTek, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2007 (Registration Statement No. 333-142780 and referred to herein as the “Registration Statement”) with respect to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the StarTek, Inc. Stock Option Plan and the StarTek, Inc. Directors’ Stock Option Plan (collectively, the “Prior Plans”). Pursuant to the Registration Statement, the Company registered for issuance a total of 488,000 shares of Common Stock under the StarTek, Inc. Stock Option Plan and a total of 12,000 shares of Common Stock under the StarTek, Inc. Directors’ Stock Option Plan.
     The Company has since adopted a new equity incentive plan, the StarTek, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), which replaces the Prior Plans as of May 5, 2008, the date the Company’s stockholders approved the 2008 Plan. No future awards will be made under the Prior Plans. According to the terms of the 2008 Plan, the shares of Common Stock that remained available for grant under the Prior Plans, as of May 5, 2008, are available for issuance under the 2008 Plan. The total number of shares of Common Stock available for grant under the Prior Plans on May 5, 2008 was 274,298 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2008 Plan, including but not limited to the Carryover Shares.
     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Prior Plans to the 2008 Plan, and (ii) to carry over the registration fee paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2008 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 5, 2008.

STARTEK, INC.
By:	/s/ A. Laurence Jones
A. Laurence Jones
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Laurence Jones, David G. Durham and D. Michael Clayton or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign any and all amendments to the Registration Statement or to this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Laurence Jones A. Laurence Jones Principal Executive Officer	Director, President and Chief Executive Officer*	May 5, 2008
/s/ David G. Durham David G. Durham Principal Accounting and Financial Officer	Executive Vice President, Chief Financial Officer and Treasurer	May 5, 2008
/s/ Ed Zschau Ed Zschau Raymond D. Croghan	Chairman of the Board*	May 5, 2008
/s/ Albert C. Yates Albert C. Yates	Director*	May 5, 2008
/s/ P. Kay Norton P. Kay Norton	Director*	May 5, 2008

*These directors constitute a majority of the Board of Directors.